For Immediate Release:
ITC Holdings Corp. Reports Fourth Quarter and Full Year 2005 Results
Highlights
•	Net income for the fourth quarter of $1.7 million or $0.05 per diluted share compared to net loss of $(1.7) million or $(0.06) per diluted share in 2004

•	Net income for year ended December 31, 2005 of $34.7 million, or $1.06 per diluted share compared to net income of $2.6 million or $0.08 per diluted share in 2004

•	$117.8 million invested in property, plant & equipment for year ended December 31, 2005
NOVI, Mich., Mar. 15, 2006 — ITC Holdings Corp. (NYSE: ITC) today announced net income for the fourth quarter ended December 31, 2005 of $1.7 million or $0.05 per share on a diluted basis, compared with a net loss of $(1.7) million, or $(0.06) per share on a diluted basis for the fourth quarter of 2004. Net income for the year ended December 31, 2005 was $34.7 million, or $1.06 per share on a diluted basis compared with net income of $2.6 million or $0.08 per share on a diluted basis for the comparable period last year.
Operating revenues of $46.0 million for the fourth quarter 2005 increased by $17.6 million over the same period in 2004. The expiration of a rate freeze on December 31, 2004 for customers of International Transmission Company (“ITCTransmission”), ITC Holdings Corp.’s operating subsidiary, accounted for $13.4 million of this increase. For the year ended December 31, 2005 operating revenues of $205.3 million increased $78.8 million over the same period in 2004. Of this increase $57.3 million was due to the expiration of the rate freeze on December 31, 2004 and $12.7 million of the increase is due to the expiration of the requirement to refund 75% of point-to-point revenues.
The full year 2005 results include $6.7 million of fees incurred in connection with ITC’s initial public offering completed on July 29 to terminate certain management agreements. 2005 fully diluted earnings per share excluding the impact of these expenses would have been $1.19.
For the year ended December 31, 2005, ITCTransmission invested $117.8 million in property, plant and equipment. ITCTransmission expects at least $125 million of capital investments in 2006, an increase of $15 million over the company’s previous forecast.
“ITC continues to deliver on our commitment to customers to improve reliability. In 2005 we invested $117.8 million, mostly in infrastructure improvements and upgrades to our transmission system,” said Joseph Welch, president and CEO of ITC Holdings Corp. “In addition, we have pulled forward maintenance work that would have been done in subsequent periods to promote system reliability.”
ITCTransmission is a business regulated by the Federal Energy Regulatory Commission and operates under an approved annual rate setting mechanism known as “Attachment O”. Attachment O enables the company to generate predictable revenues. Variability in items such as weather or operating costs can change earnings in any period compared to the prior year, but these variations are not expected to materially impact ITC over the longer term because Attachment O adjusts for these effects in subsequent rate setting periods.
ITCTransmission is focused on best in class operations, maintenance, improving reliability and reducing congestion to lower the overall cost of delivered energy to end-use consumers

ITC Holdings Corp. will conduct a conference call to discuss fourth quarter and year-end 2005 earnings results at 11:00 a.m. EST Thursday, March 16. Joseph L. Welch, president and CEO, will provide a business overview for the year and Edward M. Rahill, senior vice president and CFO, will provide a financial update of both the fourth quarter and the year-end results. Individuals wishing to participate in the conference call may dial toll-free (800) 289-0544; there is no passcode. The conference call replay, available through March 23rd, can be accessed by dialing toll-free (888) 203-1112, passcode 5237804. Investors, the news media and the public may listen to a live Internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
More detail about the 2005 results may be found in ITC Holdings Corp.’s Form 10-K filing. Once filed with the SEC, an electronic copy of the 10-K can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp.’s wholly owned operating subsidiary, ITCTransmission, is the first independently owned and operated electricity transmission company in the United States. ITCTransmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the ITCTransmission system serve an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. For more information on ITCTransmission, please visit http://www.itctransco.com. For more information on ITC Holdings, please visit http://www.itc-holdings.com.
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things the risks and uncertainties disclosed in our annual reports on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. The statements are reflective as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this report will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.
Investor/Analyst contact: Patricia Wenzel (248.374.7200, pwenzel@itctransco.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
OPERATING REVENUES	$46,049	$28,493	$205,274	$126,449

OPERATING EXPENSES

Operation and maintenance	17,028	5,636	48,310	24,552

General and administrative	8,464	6,890	25,198	24,412

Depreciation and amortization	8,590	7,656	33,197	29,480

Taxes other than income taxes	3,759	4,804	13,982	20,840

Termination of management agreements	—	—	6,725	—

Total operating expenses	37,841	24,986	127,412	99,284

OPERATING INCOME	8,208	3,507	77,862	27,165

OTHER EXPENSES (INCOME)

Interest expense	7,114	6,501	28,128	25,585

Allowance for equity funds used in construction	(612)	(343)	(2,790)	(1,691)

Other income	(1,012)	(288)	(1,700)	(1,289)

Other expense	134	158	615	283

Total other expenses (income)	5,624	6,028	24,253	22,888

INCOME BEFORE INCOME TAXES	2,584	(2,521)	53,609	4,277

INCOME TAX PROVISION	892	(806)	18,938	1,669

NET INCOME (LOSS)	$1,692	$(1,715)	$34,671	$2,608

Basic earnings per share	$0.05	$(0.06)	$1.10	$0.09
Diluted earnings per share (1)	$0.05	$(0.06)	$1.06	$0.08

Weighted-average basic shares	32,956,707	30,212,696	31,455,065	30,183,886

Weighted-average diluted shares	33,989,834	30,212,696	32,729,842	30,899,548

Dividends declared per common share	$0.2625	—	$0.5250	—

(1) Reconciliation of net income and fully diluted earnings per share excluding expenses for termination of management agreements:

	$ in thousands,	Earnings per
	except share data	diluted share
Net income and earnings per share as reported	$34,671	$1.06
After tax impact of termination of management agreements	4,371	$0.13

Pro forma net income excluding termination of management agreements	$39,042	$1.19

2005 weighted-average diluted shares outstanding	32,729,842

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(in thousands, except share data)
	December 31,	December 31,
	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$24,591	$14,074
Accounts receivable	19,661	15,614
Inventory	19,431	13,785
Deferred income taxes	6,732	—
Other	2,188	954

Total current assets	72,603	44,427

Property, plant and equipment
(net of accumulated depreciation and amortization of $414,852 and $402,026, respectively)	603,609	513,684
Other assets
Goodwill	174,256	176,039
Regulatory assets- acquisition adjustment	52,017	55,047
Other regulatory assets	6,120	8,053
Deferred financing fees (net of accumulated amortization of $2,564 and $1,294, respectively)	5,629	6,058
Deferred income taxes	—	2,871
Other	2,405	2,668

Total other assets	240,427	250,736

TOTAL ASSETS	$916,639	$808,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$27,618	$29,788
Accrued interest	10,485	10,294
Accrued taxes	7,378	12,831
Point-to-point revenue due to customers	—	12,903
Other	7,177	5,728

Total current liabilities	52,658	71,544
Accrued pension liability	5,168	3,783
Accrued postretirement liability	2,299	2,338
Deferred compensation liability	530	2,329
Deferred income taxes	21,334	—
Regulatory liabilities	45,644	43,941
Asset retirement obligation	4,725	—
Deferred payables	3,665	4,887
Long-term debt	517,315	483,423

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 33,228,638 and 30,679,240 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	253,415	203,459
Unearned compensation- restricted stock	(1,734)	(1,411)
Accumulated earnings (deficit)	11,792	(5,446)
Other comprehensive income (loss)	(172)	—

Total stockholders’ equity	263,301	196,602

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$916,639	$808,847

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)	Twelve months ended
	December 31,

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$34,671	$2,608
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	33,197	29,480
Amortization of deferred financing fees and discount	1,401	1,094
Stock-based compensation expense	1,801	1,262
Deferred income taxes	17,473	1,435
Other regulatory assets	1,933	1,933
Allowance for equity funds used in construction	(2,790)	(1,691)
Other	(1,128)	(113)
Changes in current assets and liabilities, exclusive of changes shown separately	(24,884)	13,638

Net cash provided by operating activities	61,674	49,646

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(118,586)	(76,779)
Insurance proceeds on property, plant and equipment	4,900	—
Other	750	308

Net cash used in investing activities	(112,936)	(76,471)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	46
Repayment of long-term debt	(46)	—
Borrowings under revolving credit facilities	74,300	54,500
Repayments of revolving credit facilities	(40,500)	(22,000)
Dividends paid	(17,433)	—
Common stock issuance costs	(7,083)	—
Repurchase of common stock	(804)	—
Other debt issuance costs	(842)	(806)
Issuance of common stock	54,187	1,020

Net cash provided by financing activities	61,779	32,760

NET INCREASE IN CASH AND CASH EQUIVALENTS	10,517	5,935

CASH AND CASH EQUIVALENTS — Beginning of period	14,074	8,139

CASH AND CASH EQUIVALENTS — End of period	$24,591	$14,074